Exhibit 99.1

November 28, 2006

Ms. Kathleen Karelis

510 Arnon Lake Drive

Great Falls, VA 22066

Dear Kathleen:

I’m pleased to confirm my employment offer for you to join L-3 Communications as Senior Vice President, General Counsel and Corporate Secretary reporting to me. As discussed, your office will be in located in our New York Corporate headquarters. Your starting salary will be $650,000 per annum prorated and payable bi-weekly. This position has a normal incentive compensation target bonus of 100% of your base salary earned during the bonus year. Incentive compensation is based on corporate and individual performance. For 2007 you will receive a minimum incentive bonus of $550,000. Naturally, to receive incentive compensation you must be on the active payroll at time of payment.

We will recommend to the Board that you receive a stock option grant for 50,000 shares of L-3 stock. We anticipate that there will be annual equity grants and, if so, you will be recommended for an award commensurate with your position. Additionally, you will participate in a new long term incentive plan, if and when adopted.

Upon employment, you will be eligible to participate in L-3’s insurance plan (medical, dental, life and disability), pension and savings plans. You have been provided with our summary of benefits. Feel free to call Christina Wykretowicz, our benefits manager, at (212) 805-5386, if you have any questions.

In addition to participation in our group benefits program, as a corporate officer, you will be eligible for an annual executive level physical, company purchased supplemental life insurance, first class domestic and business class international air travel and our executive medical plan under which you will be reimbursed for up to $10,000 per year of medical expenses not otherwise covered in our broad based plans.

If your employment is terminated as a result of change in control, under our current program, you will receive a lump sum payment equal to three times your annual salary and 3 years annual bonus plus continuation of health and life insurance benefits for the same multiple (or cash equal to premiums).

If your employment is terminated involuntarily other than for cause or as a result of a change in control, in exchange for a signed waiver and release, you will receive a severance payment of 12 months salary continuation.

Because you will be relocating to the New York City area, the following expenses associated with your move will be reimbursed:

•	Cost of moving household goods.

•	Expenses incurred directly enroute to new location.
•	Reasonable expenses for you and your spouse while searching for a new residence.
•	Temporary living expenses for a reasonable period of time necessary to complete your relocation.
•

Reasonable and necessary costs associated with the purchase of a home, and which are customarily borne by the buyer. This includes legal fees, title search, title insurance, mortgage transfer tax, mandated inspection and approval fees, loan origination fees and points (subject to a combined 1% maximum) and recording and notary fees.

•	Reasonable and necessary home selling expenses customarily incurred by the seller will be reimbursed. To receive reimbursement the home sale must be processed through Prudential Relocation.
•	Non-deductible relocation reimbursements will be grossed-up to compensate for additional taxes.

With regard to your relocation benefits, in the event that you voluntarily terminate employment or your employment is terminated for cause, you agree to reimburse L-3 for 100% of such expenses which have been paid to you or for which L-3 is responsible if such termination of employment occurs within twelve months from the completion of your relocation. If such termination of employment occurs within twenty-four months from completion of your relocation but after twelve months, you agree to reimburse L-3 for 50% of such expenses.

This offer is contingent upon your successful completion of our normal pre- employment drug screening examination. Please contact Jean Maguire in our human resources department at (212) 805-5328 to make arrangements. Of course, this offer and your acceptance do not create a contract of employment for a term. The employment resulting from your acceptance is at the will of either party and, therefore, terminable by you or L-3 at any time.

Kathleen, look forward to working with you towards a successful career at L-3. Please evidence your acceptance of this offer by signing and returning the enclosed copy of this letter. If you have any questions, please do not hesitate to call me.

Sincerely,

Mike Strianese
SIGNED:
Kathleen Karelis

DATE: ___________________